Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION IS IDENTIFIED HEREIN WITH “[***].”

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF BORROWER CONSENT OR REGISTRATION OF THIS SECURITY UNDER THE SECURITIES ACT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

SENIOR SECURED NOTE

$40,000,000.00	April 28, 2025

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein PWRTEK, LLC, a Texas limited liability company (the “Borrower”), hereby unconditionally promises to pay ProFrac GDM, LLC, a Texas limited liability company (the “Noteholder,” and together with the Borrower, the “Parties”), the aggregate principal amount of FORTY MILLION DOLLARS AND ZERO CENTS ($40,000,000.00) or such other principal amount then outstanding, together with all accrued interest thereon as provided in this Senior Secured Note (the “Note”). This Note constitutes the “Note” referenced in the Purchase Agreement (as defined below).

1. Definitions; Interpretation.

1.1 Capitalized terms used herein shall have the meanings set forth in this Section 1.1.

“ABL Lender” means Amerisource Funding, Inc., together with its successors and assigns or, if refinanced, any lender under such refinancing.

“ABL Loan Agreement” means that certain Revolving Loan and Security Agreement, dated as of August 14, 2023, as amended and in effect as of the Effective Date, and as may be further amended, restated, supplemented, modified or refinanced from time to time, to the extent permitted hereunder.

“Acquired Assets” means the assets described on Schedule 1 hereto.

“Affiliates” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person provided that for purposes of this definition, neither Borrower nor Guarantor (or any of its Subsidiaries), on the one hand, nor Noteholder or ProFrac PubCo (or any of its Subsidiaries (other than Guarantor and its Subsidiaries), on the other hand, will be deemed Affiliates of the other. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise. The terms “controlling” and “controlled” shall have meanings correlative thereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Applicable Rate” means the rate equal to 10.0% per annum plus to the extent Shareholder Approval is not obtained by October 28, 2027 (the “Shareholder Approval Deadline”) (other than as a result of the breach of the Voting Agreement by ProFrac PubCo or its Affiliates), an additional one percent (1.0%) per annum for each calendar quarter (with such increase occurring as of the first day of each such calendar quarter following the occurrence of the Shareholder Approval Deadline) until the earlier of (x) the date the Warrants are converted into promissory notes issued by Flotek in favor of the ProFrac PubCo pursuant to the Warrant or (y) the Shareholder Approval is obtained, provided, that in no event shall the Applicable Rate exceed thirteen percent (13.0%) per annum as a result of increases in the Applicable Rate pursuant to this definition.

“Beneficial Ownership Regulation” has the meaning set forth Section 12.9.

“Borrower” has the meaning set forth in the introductory paragraph.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York are authorized or required by law to close.

“Casualty Event” means any event that gives rise to the receipt by the Borrower of any insurance proceeds or any condemnation awards in respect of any of the Collateral.

“Change of Control” means and will be deemed to have occurred if, following the date hereof: any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than the Permitted Holders or their respective Affiliates, shall acquire beneficially or of record, direct or indirect ownership (as defined in SEC Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of Stock representing 51% or more of the economic and/or voting interest in the Stock of the Flotek.

“Collateral” has the meaning attributed to such term in the Security Agreement.

“Debt” means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements, or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates, or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person; and (h) indebtedness set out in clauses (a) through (g) of any Person secured by any Lien on any asset of the other Person.

“Default” means the occurrence of any event or the existence of any circumstances that would, with the giving of notice, lapse of time, or both, unless cured or waived, become an Event of Default.

“Default Rate” means the Applicable Rate plus 2% per annum.

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease or other disposition of any property, including (a) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (b) the granting of any option or other right to do any of the foregoing.

“Disqualified Equity Interests” shall mean any Equity Interests that, by its terms (or by the terms of any other instrument, agreement or Equity Interests into which it is convertible or for which it is exchangeable), or upon the occurrence of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests not constituting Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder or beneficial owner thereof (other than solely for Equity Interests not constituting Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends, distributions or other Restricted Payments in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other obligation, instrument, agreement, or Equity Interests that would meet any of the conditions in clauses (i), (ii), or (iii) of this definition, in each case, prior to the date that is one hundred eighty days after the Stated Maturity Date.

“Distribution” means the payment or making of any dividend, distribution, or other payment (whether in cash, securities, or other property) in respect of Stock of any Person.

“Dividend Event” means the earliest date, if any, that Flotek publicly announces the declaration of a quarterly cash dividend of at least three cents ($0.03) per share and an intention to continue such dividend for at least three additional consecutive fiscal quarters thereafter.

“Dry Lease” means that certain Agreement for Equipment Rental dated as of April 28, 2025, by and among Borrower, as Lessor and Noteholder, as Lessee.

“Dry Lease Setoff Election” means an election under either Sections 11(d) or 11(g) of the Dry Lease to offset certain amounts owing under the Dry Lease by Noteholder to Borrower against the outstanding principal amount of the Loan and all accrued and unpaid interest thereon, in each case, in accordance with the terms of the Dry Lease.

“Effective Date” means the date of this Note.

“Equity Interests” means, with respect to any Person, all shares, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act) of such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.

“Event of Default” has the meaning set forth in Section 10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder.

“Flotek” means Flotek Industries, Inc., a Delaware corporation.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Guarantor” means Flotek.

“Guaranty Agreement” means that certain Guaranty Agreement, dated as of the Effective Date, delivered by Guarantor in favor of Noteholder.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors, or under any other state, federal or foreign bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with all or substantially all creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercreditor and Subordination Agreement” means the Intercreditor and Subordination Agreement dated as of the Effective Date by and between Noteholder, ABL Lender and Borrower.

“Interest Payment Date” means the first Business Day after the last day of each calendar quarter commencing on the first such date to occur after the Effective Date.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of indebtedness, securities or otherwise, but exclusive of the acquisition of Inventory, supplies, and other assets used, sold or consumed in the ordinary course of business of the Borrower and capital expenditures) of all or substantially all of the assets, any division or line of business, Stock, bonds, notes, debentures, partnership interests, joint venture interests or other ownership interests or other securities, in each case of such Person, (b) any advance, loan or other extension of credit (other than in connection with leases of equipment or leases or sales of inventory on credit in the ordinary course of business and excluding intercompany accounts receivable and loans, advances, or debt having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) to such Person, or (c) any other capital contribution to or other investment in such Person, including, without limitation, any obligation incurred for the benefit of such Person, but excluding (i) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (ii) bona fide Accounts arising in the ordinary course of business. It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes hereof, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less all dividends, returns, interests, profits, distributions, income and similar amounts received in respect of such Investment (not to exceed the original amount invested).

“Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever.

“Loan” means the loan made on the Effective Date by Noteholder to Borrower in the original principal amount of $40,000,000.00, which is evidenced by this Note, together with all PIK Interest from time to time capitalized in accordance with Section 5.2.

“Material Adverse Effect” means (a) a material adverse change in or a material adverse effect on the business, assets, properties, liabilities (actual or contingent), operations or financial condition of the Note Parties, taken as a whole; (b) a material impairment of the rights and remedies of the Noteholder under the Note Documents, taken as a whole, or the ability of the Note Parties to perform their material obligations (including, without limitation, payment obligations) under the Note Documents, taken as whole; or (c) a material adverse effect on the validity or enforceability of any Note Document other than, in each case with respect to clauses (a), (b) and (c) above, those occurring as a result of (x) any breach or default by the Noteholder or any of its Affiliates under any agreement between the Borrower, the Guarantor and/or any of their respective Affiliates (including, without limitation, any Note Document, the Dry Lease and/or the Supply Agreement) on one hand, and the Noteholder or its Affiliate on the other hand, (y) the occurrence of a bankruptcy by, against or involving the Noteholder, any of its Affiliates and/or any of their assets or (z) general economic or financial conditions or other developments that are not unique to and do not have a material and disproportionate impact on the Note Parties but also affect other Persons who participate in or are engaged in the lines of businesss of which the Note Parties participate or are engaged; provided, that this clause (z) shall only be an exception to the occurrence of a Material Adverse Effect if the conditions or developments described in clause (z) cause such Material Adverse Effect to occur more than 30 months after the Effective Date and at a time when the aggregate outstanding principal balance of the Loan (including all PIK Interest that has been capitalized at such time in accordance with Section 5.2) is $15,000,000 or less.

“Material Debt” means (i) the Debt outstanding under the ABL Loan Agreement, (ii) any Debt owed by a Note Party to ProFrac PubCo or any of its Affiliates solely to the extent resulting from the conversion of the Warrant in accordance with the terms thereof, and (iii) any other outstanding Debt of any Note Party in an aggregate principal amount exceeding $2,500,000 at such time.

“Maturity Date” means the earlier of (a) April 28, 2030 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 11.

“Make-Whole Amount” means an amount equal to the net present value as of the applicable Prepayment Date of all remaining scheduled interest payments on the principal amount of the Loan being prepaid from such Prepayment Date through the Stated Maturity Date (excluding accrued and unpaid interest to, but not including, the applicable Prepayment Date), computed using a discount rate equal to the Treasury Rate at such Prepayment Date, plus 50 basis points.

“Net Cash Proceeds” means with respect to any Permitted Disposition or Casualty Event, (A) the gross amount of all proceeds thereof in the form of cash and cash equivalents (including, without limitation, any cash proceeds received as proceeds of any disposition of non-cash proceeds as and when received and any proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) actually paid to or received by Borrower, less (B) the sum of (1) the amount, if any, of all fees, legal fees, accounting fees, brokerage fees, commissions, costs and other expenses paid or payable by the Borrower in connection with such Permitted Disposition or Casualty Event which are actually paid by the Borrower, but without duplication of any amount deducted in arriving at the amount referred to in clause (A) above; (2) Taxes paid or reasonably estimated to be payable in connection therewith (including Taxes imposed on the distribution or repatriation of any such Net Cash Proceeds) (after taking into effect any available tax credits or deductions and tax sharing arrangements); (3) amounts set aside as a reserve in accordance with GAAP against any indemnities, or liabilities (contingent or otherwise) associated with such Permitted Disposition or Casualty Event (without duplication of any Taxes deducted pursuant to clause (2) above) (I) associated with the assets that are the subject of such event and (II) retained by Borrower; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction; (4) if applicable, the principal amount of any indebtedness secured by a Lien (which is senior to the Liens securing the Obligations) that has been repaid or refinanced in accordance with its terms with the proceeds of such Permitted Disposition or Casualty Event; (5) any payments to be made by the Borrower as agreed between the Borrower and the purchaser of any assets subject to a Permitted Disposition or Casualty Event in connection therewith; and (6) any portion of such proceeds deposited in an escrow account or other appropriate amounts set aside as a reserve in accordance with GAAP against any indemnities, liabilities (contingent or otherwise) associated with such Permitted Disposition or Casualty Event.

“Non-Call Period” means the period commencing on the Effective Date and ending on the earlier of the Stated Maturity Date and the occurrence of the Dividend Event.

“Note” has the meaning set forth in the introductory paragraph.

“Note Documents” means (a) this Note (including all certificates required to be delivered pursuant to this Note and all exhibits and schedules to this Note), (b) the Security Documents, (c) the Guaranty Agreement, (d) the Intercreditor and Subordination Agreement, (e) all other agreements, documents, and instruments in favor of Noteholder executed and/or delivered pursuant to this Note and/or any Security Document, and (f) all renewals, extensions, amendments, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing provided that, Note Documents shall not include the Purchase Agreement (or any other agreements, documents or instruments executed and/or delivered pursuant thereto but specifically excluding from this proviso the Note, the Guaranty Agreement, the Security Documents and the Intercreditor and Subordination Agreement).

“Note Parties” means Borrower and Guarantor.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Obligations” means all unpaid principal (including all PIK Interest) of and accrued and unpaid interest on the Loan, accrued and unpaid fees and all fees, costs and expenses, including legal fees and costs (in each case, to the extent payable or reimbursable hereunder or under any other Note Document), reimbursements, indemnities and other obligations and liabilities (including interest and fees accruing during the pendency of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Note Parties, individually or collectively, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise, now existing or hereafter arising or incurred, in each case, under this Note or any of the other Note Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OSP” means, for each OSP Measurement Period, the applicable Order Shortfall Payment, as defined in the Supply Agreement, if any.

“OSP Measurement Period” means any calendar year of the term of the Supply Agreement, starting with the calendar year ending December 31, 2025.

“OSP Setoff Election” has the meaning given to such term in Section 3.2(c).

“Parties” has the meaning set forth in the introductory paragraph.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Permitted Disposition” means:

(a) The use, transfer or Disposition of equipment and inventory in the ordinary course of business;

(b) Dispositions of obsolete, surplus, damaged or worn-out property or property that is no longer necessary, used or useful in the business of the Borrower;

(c) the use, transfer or Disposition of cash and cash equivalents for fair market value;

(d) sales, discounting or forgiveness of accounts receivable in connection with the collection, settlement or compromise thereof;

(e) (i) any Disposition, license, sublicense, abandonment or lapse of intellectual property which does not materially interfere with the business of the Borrower and (ii) the license of intellectual property under the ProFrac IP License Agreement;

(f) Dispositions constituting (i) Permitted Distributions and (ii) Permitted Investments;

(g) the leasing or subleasing of assets of the Borrower not materially interfering with the business of the Borrower;

(h) Dispositions of non-core assets that are not used or useful in the business of the Borrower;

(i) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower;

(j) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; and

(k) the settlement, release or surrender of litigation claims in the ordinary course of business or to the extent that the Borrower determines, in the good faith business judgment, that such settlement, release or surrender of litigation claims is beneficial to Borrower.

“Permitted Holders” means each of ProFrac Holdings II and Noteholder.

“Permitted Investments” means:

(a) (i) Investments existing on the date hereof; and (ii) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment permitted by clause (a)(i) existing on the date hereof; provided that the aggregate amount of the Investments permitted pursuant to this clause (a)(i) is not increased from the aggregate amount of such Investments on the date hereof;

(b) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(c) deposit accounts maintained in the ordinary course of business;

(d) Investments (including debt obligations and Stock) received in connection with the bankruptcy or reorganization of account debtors, suppliers and customers or in settlement of delinquent obligations of, or other disputes with, account debtors, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(g) to the extent constituting Investments, Permitted Dispositions and Permitted Distributions;

(h) Investments in cash, cash equivalents, and in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(i) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment (including without limitation, the purchase or acquisition of mobile power generation equipment) or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business;

(j) Investments in an amount not to exceed $10,000,000 in the aggregate outstanding at any time provided that (i) such Investments were made after the Effective Date but prior to the first anniversary of the Effective Date, (ii) all of such Investments shall constitute Collateral under the Note Documents and (iii) Borrower complies with Section 5 of the Security Agreement to timely perfect Noteholder’s Lien on such Collateral (and the Noteholder’s Lien on such Collateral constitutes a perfected first priority Lien);

(k) Investments made after the first anniversary of the Effective Date provided that (i) all of such Investments shall constitute Collateral under the Note Documents and (ii) Borrower complies with Section 5 of the Security Agreement to timely perfect Noteholder’s Liens on such Collateral (and the Noteholder’s Lien on such Collateral constitutes a perfected first priority Lien);

(l) other Investments with the prior written consent of the Noteholder provided that (i) all of such Investments shall constitute Collateral under the Note Documents and (ii) Borrower complies with Section 5 of the Security Agreement to timely perfect Noteholder’s Liens on such Collateral (and the Noteholder’s Lien on such Collateral constitutes a perfected first priority Lien).

For purposes of determining compliance with this definition, in the event that any Investment meets the criteria of more than one of the types of Permitted Investments described in the above clauses, the Borrower, in its sole discretion, may classify and reclassify such Investment and only be required to include the amount and type of such Investment in one of such clauses provided that Investments may be allocated among more than one clause to the extent that such Investment meets the criteria of such clauses.

“Permitted Liens” means:

(a) Liens in favor of the Noteholder securing the Obligations;

(b) Liens securing obligations under the ABL Loan Agreement;

(c) Liens for Taxes that (i) are not delinquent, or (ii) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP (or other applicable accounting principles);

(d) Liens arising from any judgment, decree or order of any court or other Governmental Authority or any attachments in connection with court proceedings; provided that the attachment or enforcement of such Liens do not constitute an Event of Default hereunder;

(e) Non-exclusive licenses and sublicenses, leases or subleases on the property covered thereby (including Intellectual Property) incurred in the ordinary course of business;

(f) Liens that are contractual rights of set-off;

(g) Liens (i) of a collection bank (including those arising under Section 4-210 of the UCC) on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;

(h) Liens arising from precautionary UCC filings ; and

(i) deposits in the ordinary course of business to secure liabilities to insurance carriers, lessors, utilities, vendors, customers, service providers or any seller of goods.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“PIK Interest” has the meaning given to such term in Section 5.2.

“Prepayment Date” means the date the Loan is prepaid or repaid (as applicable), in whole or in part, for any reason prior to the expiration of the Non-Call Period, including, without limitation, (i) any voluntary or mandatory prepayment, (ii) foreclosure and sale of Collateral in accordance with the Note Documents, (iii) the sale of Collateral in accordance with the Notes Documents in any Insolvency Proceeding, (iv) the restructuring, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructuring, or arrangement in any Insolvency Proceeding, or (v) as a result of acceleration or a bankruptcy filing by, against or otherwise involving Borrower, pursuant to Section 3.2(a), Section 10.7 or Section 11, as applicable.

“Prepayment Premium” means an amount equal to 5% of the principal amount of any Loans being prepaid or repaid, as applicable, pursuant to Section 3.2(d).

“ProFrac Agreements” means, collectively, the Purchase Agreement, the ProFrac IP License Agreement, the ProFrac IP Assignment Agreement, the Dry Lease, the Voting Agreement, the D&O Voting Agreement (as defined in the Purchase Agreement) and the Warrants.

“ProFrac Holdings II” means ProFrac Holdings II, LLC, a Texas limited liability company.

“ProFrac IP Assignment Agreement” means that certain Intellectual Property Assignment, dated as of April 28, 2025, by Borrower as assignee, and Seller and ProFrac Services, LLC, each as assignors.

“ProFrac IP License Agreement” means that certain License Agreement, dated as of April 28, 2025, by Borrower, as licensor, and Noteholder, as licensee.

“ProFrac PubCo” means ProFrac Holding Corp., a Delaware corporation.

“Purchase Agreement” means that certain Asset Purchase Agreement dated as of April 28, 2025, by and among Borrower, as buyer, Noteholder, as seller, ProFrac Services, LLC and Flotek Chemistry, LLC.

“Responsible Officer” means the President, any Vice President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, Chief Legal Officer or other officer with comparable title and responsibilities.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive or country-wide Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by a Sanctions Authority; (b) any Person operating, organized, or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person that is the subject or target of any Sanctions.

“Sanctions” mean all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means OFAC, the U.S. Department of State, the United Nations Security Council or the European Union.

“Security Agreement” means the Security Agreement, dated as of the date hereof, by and between the Borrower and Noteholder.

“Security Documents” means the Security Agreement and all other agreements, documents and instruments executed and/or delivered to create or perfect a Lien in favor of Noteholder on any Collateral to secure the Obligations.

“Shareholder Approval” means the approval by Flotek’s common stockholders of the issuance by Flotek of shares of common stock underlying the Warrant without ownership limitations, provided that such approval will require the majority of votes cast in person or by proxy on such proposal at a stockholder meeting.

“Solvent” means, with respect to any Person or consolidated group of Persons (as applicable) as of a particular date, that on such date (a) such Person or group is able to pay its debts and other liabilities as they mature in the normal course of business, (b) such Person or group does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s or such group’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person or group is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s or group’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person or group is engaged or is to engage and (d) the present fair salable value of the assets of such Person or group is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person or group. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity Date” shall mean April 28, 2030.

“Stock” has the meaning attributed to such term in the Security Agreement.

“Supply Agreement” means that certain Chemical Products Supply Agreement, dated February 2, 2022, by and between Flotek Chemistry, LLC and ProFrac Services, LLC, as amended prior to the Effective Date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholdings) imposed by any Governmental Authority, including interest, penalties and additions to tax with respect thereto.

“Treasury Rate” means, with respect to any Prepayment Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such prepayment date (or, if such statistical release is no longer published, any publicly available source of similar market data)) equal to the period from Prepayment Date to the Stated Maturity Date; provided, however, that if the period from such Prepayment Date to the Stated Maturity Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Prepayment Date to Stated Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, when the laws of any other State govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such State.

“Voting Agreement” means that certain Voting Agreement, dated as of April 28, 2025, by and among Flotek, ProFrac Holdings II, LLC, a Texas limited liability company, and the stockholders of Flotek party thereto.

“Warrant” means the warrant to purchase 6,000,000 shares of Flotek’s common stock, par value $0.0001 per share, issued by Flotek to ProFrac PubCo as contemplated by the Lease Consideration Agreement.

1.2 Interpretation. For purposes of this Note (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein to: (x) Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Note; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, restated, supplemented, and modified from time to time to the extent permitted by the provisions of the Note Documents; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

2. Loan.

2.1 Loan. Subject to the terms and conditions set forth in the Purchase Agreement, (i) Borrower agreed to purchase the Acquired Assets on the Effective Date and (ii) as consideration for certain transactions contemplated under the ProFrac Agreement, Borrower agreed to issue and deliver this Note to Noteholder, and to grant to Noteholder a perfected first priority Lien (subject only to the Permitted Liens) on the Acquired Assets and such other assets as are secured from time to time under the Security Documents to secure Borrower’s obligations under this Note and the Note Documents and the other Obligations (subject to certain limited exceptions, thresholds, limitations and timetables to the extent set forth in any such Security Document(s)). No amounts paid or prepaid under this Note may be reborrowed.

3. Payment Dates; Optional Prepayments.

3.1 Payment Dates. The aggregate principal amount of the Loan shall be payable on the Maturity Date.

3.2 Prepayments.

(a) Subject to Section 3.2(c) and Section 3.2(f), the Borrower may pay or prepay the Loan in whole or in part at any time or from time to time prior to the expiration of the Non-Call Period by paying the principal amount to be paid or prepaid together with accrued interest thereon to the date of payment or prepayment, plus the Make-Whole Amount or, if applicable in the case of Section 3.2(d), the Prepayment Premium. For the avoidance of doubt, except in connection with the exercise of the OSP Setoff Election pursuant to Section 3.2(c) and the exercise of the Dry Lease Setoff Election pursuant to Section 3.2(f), the Make-Whole Amount (or, if applicable in the case of Section 3.2(d), the Prepayment Premium) shall be due upon any payment or prepayment of the Loan prior to the expiration of the Non-Call Period, whether as a result of payment, prepayment, mandatory prepayment, or acceleration, including, without limitation, (x) as a result of the occurrence of a bankruptcy by, against or involving Borrower, the Guarantor and/or any of their assets and (y) any payment made on the Maturity Date (to the extent the Maturity Date is within the Non-Call Period).

(b) Dividend Event. The Borrower may prepay the Loan in whole or in part at any time following the occurrence of a Dividend Event without penalty or premium by paying the principal amount to be prepaid, together with accrued interest thereon to the date of prepayment.

(c) OSP Setoff Election. Notwithstanding anything in Section 3.2(a) to the contrary, at the end of each OSP Measurement Period, the Noteholder (or ProFrac PubCo) and/or the Borrower (on behalf of Flotek) may elect, at its option and upon written notice to such other Party, to off-set up to fifty percent (50%) of any OSP due and payable with respect to such OSP Measurement Period against the outstanding principal amount of the Loan and all accrued and unpaid interest thereon (an “OSP Setoff Election”), with such notice specifying separately the amount of principal and interest to be so set off. For purposes of clarification, subject to the immediately following sentence, only one such election per OSP Measurement Period may be made by each of Noteholder and Borrower for a cumulative amount (i.e., counting any such election by Noteholder and any such election by Borrower) of no greater than fifty percent (50%) of the applicable OSP due and payable with respect to such OSP Measurement Period; provided that, for the avoidance of doubt, nothing in this Note shall be construed to (i) limit Noteholder from electing to offset fifty percent (50%) of the applicable OSP amount due and payable with respect to an applicable OSP Measurement Period to the extent that the Borrower has not made an election for such OSP Measurement Period at such time and (ii) limit the Noteholder from making an election that, together with the Borrower’s election, offsets up to fifty percent (50%) of the applicable OSP amount due and payable with respect to an applicable OSP Measurement Period. If mutually agreed in writing by both the Noteholder and the Borrower, an election of up to one hundred percent (100%) of the applicable OSP due and payable with respect to such OSP Measurement Period may be off-set against the outstanding principal amount of the Loan and all accrued and unpaid interest thereon. Upon the exercise of an OSP Setoff Election, the portion of the outstanding principal amount of the Loan and any accrued and unpaid interest thereon subject to such OSP Setoff Election shall deemed satisfied and paid without need for further action by any other Party. Notwithstanding any other provisions set forth in the Note Documents, neither the exercise of nor the failure to exercise the OSP Setoff Election will constitute an election of remedies under the Note Documents.

(d) Repayment Upon Change of Control. If a Change of Control occurs during the Non-Call Period, the Borrower shall have the option to prepay the Loan in full by paying the aggregate outstanding principal amount of the Loan, together with all accrued interest thereon to the date of prepayment, plus (x) to the extent a Change of Control occurs at any time during the three years following the Effective Date, the Make-Whole Amount and (y) to the extent a Change of Control occurs at any time thereafter, the Prepayment Premium.

(e) Dispositions; Casualty Events. Borrower shall, no later than five (5) Business Days following receipt thereof, apply 100% of all Net Cash Proceeds in excess of five thousand dollars ($5,000) in the aggregate in any calendar year received by Borrower from any Disposition of Collateral (other than any Disposition under clauses (c), (d), (e), (f), (g), (i) and (k) of the definition of “Permitted Disposition”) and/or Casualty Event to prepay the Loan (and any Make-Whole Amount payable in connection therewith); provided, however, the Borrower may elect (with prior written consent of Noteholder (which may be by email) solely with respect to a Permitted Disposition, and no such consent is required with respect to a Casualty Event) to reinvest such Net Cash Proceeds in assets constituting Collateral that are used or useful in its business (excluding inventory) or in any Permitted Investment constituting Collateral, in each case, so long as Borrower complies with Section 5 of the Security Agreement to timely perfect Noteholder’s Liens in such Collateral. If the Borrower fails to actually reinvest such Net Cash Proceeds within three hundred sixty-five (365) days of such election, the relevant Net Cash Proceeds shall be applied to prepay the Loan in accordance with this clause (e). Prepayments made pursuant to this clause (e) at any time during the Non-Call Period shall be accompanied by the Make-Whole Amount payable with respect to the amount so prepaid. For the avoidance of doubt, Borrower shall not be required to pay any Make-Whole Amount with respect to principal amounts mandatorily prepaid pursuant to this Section 3.2(e) after the end of the Non-Call Period.

(f) Offset (Dry Lease). The Noteholder (as lessee under the Dry Lease) and the Borrower (as lessor under the Dry Lease) may offset certain amounts outstanding under the Dry Lease against amounts outstanding under this Note, on a dollar for dollar basis, in accordance with the provisions of the Dry Lease; provided, that notwithstanding any other provisions set forth herein any such prepayments made hereunder as a result of exercising such offset rights shall not be subject to payment of the Make-Whole Amount.

(g) All prepayments and other payments hereunder shall be accompanied by accrued interest on the Loans prepaid.

(h) The Borrower expressly agrees that: (A) each of the Make-Whole Amount and the Prepayment Premium (when applicable) is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) each of the Make-Whole Amount and the Prepayment Premium (when applicable) shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Noteholder and the Borrower giving specific consideration in this transaction for such agreement to pay the Make-Whole Amount or Prepayment Premium, as applicable; (D) the Borrower’s agreement to pay the Make-Whole Amount and/or the Prepayment Premium, as applicable, is a material inducement to Noteholder to sell the Acquired Assets and provide the Loan; and (E) the Make-Whole Amount and Prepayment Premium, as applicable, represents a good faith, reasonable estimate and calculation of the lost profits or damages of Noteholder and that it would be impractical and extremely difficult to ascertain the actual amount of damages to Noteholder or profits lost by Noteholder as a result of such payment or prepayment (as a result of acceleration or otherwise (as applicable)).

4. Security Documents. The amounts outstanding hereunder shall be secured by a perfected first priority security interest (subject only to the Permitted Liens constituting statutory Liens) in the Collateral specified in the Security Documents subject to certain limited exceptions, thresholds, limitations and timetables described therein. The obligations of the Borrower hereunder shall be unconditionally guaranteed by the Guarantor.

5. Interest.

5.1 Interest Rate. Except as otherwise expressly provided herein, the outstanding principal amount of the Loan shall bear interest at the Applicable Rate from the date the Loan was made until the date on which the Loan is paid in full in cash, whether at maturity, upon acceleration, by prepayment, setoff, reduction or otherwise.

5.2 Interest Payment Dates. Interest shall be payable quarterly in arrears to the Noteholder on each Interest Payment Date. Unless the Borrower notifies the Noteholder on or prior to the date that is three (3) Business Days prior to the Interest Payment Date that it has elected to pay all or any portion of accrued and unpaid interest in cash, all accrued interest on Loan shall be paid in-kind and capitalized on each Interest Payment Date by adding such accrued and unpaid interest to the principal amount of the Loan (such capitalized interest being, “PIK Interest”), provided, however, that (i) during the continuance of a Default or Event of Default, interest shall only be payable in cash on each Interest Payment Date and the Borrower shall have no option to pay such interest in-kind; (ii) on and after the Maturity Date, interest shall only be payable in cash; (iii) each payment of principal on the Loan shall be accompanied by a cash payment of interest accrued which has neither been paid nor capitalized with respect to such principal being paid, (iv) if the Borrower makes a Distribution at any time after the Effective Date but on or prior to the first anniversary of the Effective Date, interest shall only be payable in cash from the Effective Date through the first anniversary of the Effective Date and (v) no Distributions shall be payable pursuant to clauses (F), (G) or (H) of Section 8.2(e)(i) unless, among other conditions set forth in such clauses, all outstanding PIK Interest capitalized from the Effective Date through the Interest Payment Date immediately preceding such Distribution, has been paid in cash to Noteholder. All PIK Interest shall constitute principal and, upon capitalization of such amount, shall accrue interest in accordance with this Section 5.

5.3 Default Interest. During the continuance of any Event of Default, the Borrower shall on demand by Noteholder from time to time pay interest, to the extent permitted by Law, on the outstanding principal amount of the Loan at the Default Rate, with such Default Rate beginning to accrue (at Noteholder’s option) upon the initial occurrence of such Event of Default.

5.4 Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which the Loan is made, and shall not accrue on the Loan (or the portion thereof, as applicable) for the day on which it is paid.

5.5 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

6. Payment Mechanics.

6.1 Manner of Payments. All payments of interest, principal, fees and other Obligations shall be made in lawful money of the United States of America, without defense setoff or counterclaim (other than in accordance with Section 3.2(c) and Section 3.2(f) hereof), free of any restriction or condition or withholding or deduction of taxes, and delivered no later than 2:00 PM CT on the date on which such payment is due by wire transfer or ACH of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

6.2 Application of Payments. During the continuation of an Event of Default, all payments made under this Note shall be applied first to the payment of all fees, expenses, indemnities and other amounts payable by Borrower to Noteholder in accordance with the terms of the Note Documents (other than, in each case, principal and accrued interest), including in connection with the exercise of rights and remedies, together with all reasonable costs and expenses of collection, attorneys’ fees, court fees and foreclosure expenses, second to the payment of accrued interest, and third to the payment of the principal amount outstanding under the Note. To the extent an Event of Default is not then continuing, interest payments shall be applied to accrued and outstanding interest.

6.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

6.4 Evidence of Debt. The Noteholder is authorized to record on the grid attached hereto as Exhibit A the Loan made to the Borrower and each payment, prepayment or reduction pursuant to the OSP Setoff Election, Dry Lease Setoff Election or otherwise. The failure of the Noteholder to record such payments, prepayments or any reduction pursuant to the OSP Setoff Election or Dry Lease Setoff Election, or any inaccuracy therein, shall not in any manner affect the amount then outstanding hereunder. The Noteholder’s failure to record any payment, prepayment (or deemed payment or prepayment) or any reduction pursuant to the OSP Setoff Election or Dry Lease Setoff Election, shall not be construed as evidence that such amount is not due by Noteholder (in the case of the OSP Setoff Election or Dry Lease Setoff Election) or that such reduction, payment or prepayment of the Loan has not occurred.

6.5 Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

7. Representations and Warranties. The Borrower hereby represents and warrants to the Noteholder on the date hereof as follows:

7.1 Existence; Power and Authority; Compliance with Laws. The Borrower (a) is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its jurisdiction of organization, (b) has the requisite power and authority, and the legal right, to own, lease, and operate its properties and assets and to conduct its business as it is now being conducted, to execute and deliver this Note and any other Note Document to which it is a party, and to perform its obligations hereunder and thereunder and (c) is in compliance with all Laws except in each case with respect to (b) and (c) to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.2 Authorization; Execution and Delivery. The execution and delivery of this Note and each such Note Document to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action in accordance with all applicable Laws. The Borrower has duly executed and delivered this Note and any other Note Document to which it is a party.

7.3 No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note and/or any other Note Document to which it is a party other than those being made or obtained by the Effective Date, including without limitation, to perfect the liens securing the Obligations.

7.4 No Violations. The execution and delivery of this Note and the other Note Documents to which the Borrower is a party and the consummation by the Borrower of the transactions contemplated hereby and thereby do not and will not (a) violate any Law or order applicable to the Borrower or by which any of its properties or assets may be bound; or (b) constitute a default, event of default or other violation of or under any Material Debt. Borrower is in compliance with (x) all requirements of Law and all judgments, decrees and orders of any Governmental Authority and (y) all agreements or other instruments binding upon it or its properties, except, in each case of clauses (x) and (y), where non-compliance, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

7.5 Enforceability. The Note and each other Note Document to which the Borrower is a party is a valid, legal, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.6 No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its property or assets (a) with respect to any Note Document to which it is a party or any of the transactions contemplated hereby or thereby or (b) that would reasonably be expected to result in a Material Adverse Effect.

7.7 Solvency. After giving effect to the Note Documents and the transactions contemplated herein and therein, the Note Parties, taken as a whole, are Solvent and able to pay their Debt (including trade Debt) as it matures.

7.8 Liens. All Liens of Noteholder in the Collateral are fully perfected first priority Liens (subject only to the Permitted Liens), subject to the thresholds, exclusions, timetables and limitations set forth in this Security Documents.

7.9 PATRIOT Act; Anti-Money Laundering. The Borrower is, and to the knowledge of the Borrower, its directors, officers, employees, and agents are, in compliance in all material respects with the PATRIOT Act, and any other applicable terrorism and money laundering laws, rules, regulations, and orders.

7.10 Anti-Corruption Laws and Sanctions.

(a) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower and its directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions and the Borrower is, and to the knowledge of the Borrower, its directors, officers, employees, and agents are, in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(b) The Borrower is not, and to the knowledge of the Borrower, no director or officer of the Borrower is a Sanctioned Person.

(c) No use of proceeds of the Loan or other transaction contemplated by the Note Documents will violate any Anti-Corruption Law or applicable Sanctions.

7.11 Taxes. The Note Parties have filed all federal income tax returns and all material state, local and non-U.S. tax returns and reports required to be filed, and have paid all federal income Taxes and all other material Taxes imposed upon them or their properties, income or assets otherwise due and payable, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP.

7.12 Intellectual Property. The Borrower owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights, domain names, trade secrets, software, know-how, proprietary information, data, and other intellectual property used in its business other than if the failure to so own, have such license or right would not reasonably be expected to result in a Material Adverse Effect, and the use thereof by Borrower does not, to the best knowledge of the Borrower, infringe in any material respect on the rights of any other Person other than if such infringement would not reasonably be expected to result in a Material Adverse Effect.

7.13 Insurance. The properties of the Borrower are insured with insurance companies (i) that the Borrower believes in good faith to be financially sound and reputable and (ii) in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates, in each case, in compliance with Section 8.1(g) hereof.

8. Covenants.

8.1 Affirmative Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall:

(a) Notice.

(i) Promptly, but in any event within five (5) Business Days after a Responsible Officer of the Borrower obtains actual knowledge thereof, notify the Noteholder of (A) the occurrence of any Event of Default and (B) any matter that resulted in a Material Adverse Effect.

(ii) The Borrower will furnish to the Noteholder prompt written notice of the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting Borrower or Guarantor, in each case, which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(iii) The Borrower will furnish to the Noteholder prompt written notice of the occurrence of any default or event of default, or the receipt by the Borrower or Guarantor of any written notice of an alleged default or event of default, with respect to any Material Debt.

(b) Maintenance of Existence; Property. (i) Preserve, renew, and maintain in full force and effect its corporate or organizational existence, (ii) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) shall maintain all of its material property necessary and useful in the conduct of its business, taken as a whole, in good operating condition and repair, ordinary wear and tear, Permitted Dispositions and Casualty Events excepted, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Compliance. (i) Comply with all Laws applicable to it and its business and its obligations under its material contracts and agreements, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) maintain in effect and enforce policies and procedures reasonably designed to achieve compliance in all material respects by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d) Reserved

(e) Books and Records. Maintain, and will cause each other Note Party to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

(f) Inspections. Upon reasonable prior notice and at any reasonable time and from time to time, Borrower will permit, representatives of the Noteholder: (i) to examine and make copies of the books and records of, and visit and inspect the properties or assets of the Borrower and to discuss the business, operations, and financial condition of the Borrower with the Borrower’s officers and employees and with its independent certified public accountants, provided that such visits and inspections may occur no more frequently than once during each fiscal year of Borrower (unless an Event of Default exists and is continuing, in which case the Noteholder may conduct additional visits and inspections at their discretion at Borrower’s expense).

(g) Insurance. Maintain with financially sound insurance companies, insurance on all property material to the business of the Borrower, taken as a whole, in at least such amounts and against at least such risks (but including, in any event, public liability, casualty, hazard, theft, product liability and business interruption) as are customarily insured against by companies of established reputation engaged in the same or similar business and in the same general area as the Borrower, all as determined in good faith by the Borrower. The Borrower shall cause the Noteholder, to be named as a secured party, mortgagee, lender loss payee and/or additional insured, where applicable, and in a manner reasonably acceptable to the Noteholder under all insurance policies required to be maintained by the Borrower under this clause (g).

(h) Organizational Documents/Material Debt. Borrower will not amend, modify or waive any of its rights under its organizational documents or any agreements, documents or instruments evidencing Material Debt, in each case, in a manner materially adverse to Noteholder. The Borrower will not, without providing at least 10 days’ prior written notice to the Noteholder of such change, change its legal name, type of organization, jurisdiction of organization, location of its chief executive office or its principal place of business or its organizational identification number. The Borrower will take all actions reasonably requested by the Noteholder to maintain the perfection and priority of the Noteholder’s security interest in the Collateral after giving effect to any changes referenced in this clause (h).

(i) Taxes. The Borrower will pay promptly when due all material Taxes (including, without limitation, all assessments, charges and levies of Governmental Authorities imposed upon it or its income or properties or in respect of its property that would result in a statutory Lien) before the same shall become delinquent or in default, other than such Taxes that are being contested in good faith and by the appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) Further Assurances. Upon the request of the Noteholder, execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note and any other Note Document to which the Borrower is a party which shall include, without limitation, complying with Section 5 of the Security Agreement to timely perfect Noteholder’s Liens in all Collateral.

8.2 Negative Covenants. Until all amounts outstanding under this Note have been paid in full in cash, the Borrower shall not:

(a) Debt. Incur or maintain any Debt other than:

(i) Debt of the Borrower under this Note and the other Note Documents;

(ii) (x) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Debt is extinguished within five (5) Business Days of its incurrence and (y) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased or rented in the ordinary course of business;

(iii) Debt under the ABL Loan Agreement as in effect on the date hereof; and

(iv) Debt consisting of the financing of insurance premiums.

(b) Liens. Create, permit or suffer to exist any Lien on the Collateral or any interest therein except for Permitted Liens.

(c) Dispositions. Dispose of any Collateral other than Permitted Dispositions to the extent, as applicable, that the Borrower uses the Net Cash Proceeds from such Disposition to prepay the Note to the extent required by Section 3.2(e).

(d) Investments. Make any Investment except Permitted Investments.

(e) Distributions. Make or agree to pay or make any Distribution, other than the following (collectively, “Permitted Distributions”):

(i) So long as no Default or Event of Default exists and is continuing under Sections 10.1 (Payment Default) or 10.8 (Bankruptcy Default) or would result therefrom:

(A) Distributions, the proceeds of which are used to pay Flotek’s and its subsidiaries’ operating costs and expenses incurred in the ordinary course of business, maintenance capital expenditures, other overhead costs and expenses and fees (including administrative, legal, accounting and similar expenses provided by third parties as well as trustee, director and general partner fees) which are reasonable and customary and incurred in the ordinary course of business and, in each case, attributable to the ownership or operations of the Borrower (including any reasonable and customary indemnification claims made by directors or officers of the Guarantor or any indirect parent of the Borrower attributable to the direct or indirect ownership or operations of the Borrower);

(B) Distributions, the proceeds of which shall be used to pay customary salary, compensation, bonus and other benefits payable to officers, employees, consultants and other service providers of Guarantor or any indirect parent of the Borrower to the extent such salaries, compensation, bonuses and other benefits are attributable to the ownership or operation of the Borrower;

(C) Distributions, the proceeds of which shall be used to pay franchise, excise and similar taxes, and other fees and expenses, required to maintain the Borrower’s (or any of its direct or indirect parents’) existence;

(D) Distributions not to exceed $10,000,000 in the aggregate during the first twelve consecutive months immediately following the Effective Date; provided that (x) all interest accrued prior to the making of such Distribution through the first anniversary of the Effective Date shall have been paid and shall be payable solely in cash and (y) the Borrower shall have delivered to Noteholder prior or substantially concurrent written notice (which may be delivered via email) of its intent to make such Distribution, the amount of such Distribution and the date of such Distribution;

(E) Distributions to the extent that such Distributions fund, on a dollar for dollar basis, a dividend to the holders of Equity Interests in Flotek, including a dividend to ProFrac PubCo and/or ProFrac Holdings II in an amount not less than ProFrac PubCo’s and/or ProFrac Holdings II’s (as applicable) pro rata ownership of all Equity Interests in Flotek; and

(F) Unlimited Distributions after the first anniversary of the Effective Date so long as (w) no Event of Default is then continuing (before and after giving effect to such Distribution(s)), (x) the Borrower has paid all accrued interest in cash from the Effective Date through the Interest Payment Date immediately preceding such Distribution or, if Borrower has been paying interest with PIK Interest (in whole or in part with respect to any interest payments due since the Effective Date), Borrower shall have paid to Noteholder in cash all of such outstanding PIK Interest capitalized from the Effective Date through the date of such Distribution prior to making any such Distribution, (y) Borrower has at least $10,000,000 of unrestricted cash on its balance sheet after giving effect to making each such Distribution and (z) the Borrower shall have delivered to Noteholder prior or substantially concurrent written notice (which may be delivered via email) of its intent to make such Distribution, the amount of such Distribution and the date of such Distribution;

(G) Distributions in an aggregate amount after the Effective Date equal to the amount by which the then outstanding principal amount of the Loan (after giving effect to any capitalization of PIK Interest that has occurred on or before the date of such Distribution in accordance with Section 5.2) is less than the original principal amount of the Loan on the Effective Date provided that (x) no Event of Default is then continuing (before and after giving effect to such Distribution(s)), (y) the Borrower has paid all accrued interest in cash from the Effective Date through the Interest Payment Date immediately preceding such Distribution or, if Borrower has been paying interest with PIK Interest (in whole or in part with respect to any interest payments due since the Effective Date), Borrower shall have paid to Noteholder in cash all of such outstanding PIK Interest capitalized from the Effective Date through the date of such Distribution prior to making any such Distribution and (z) the Borrower shall have delivered to Noteholder prior or substantially concurrent written notice (which may be delivered via email)of its intent to make such Distribution, the amount of such Distribution and the date of such Distribution; and

(H) Distributions at any time when the aggregate outstanding principal balance of the Loan (including all PIK Interest that has been capitalized at such time in accordance with Section 5.2) is $17,500,000 or less provided that (x) no Event of Default is then continuing or would occur after giving effect to such Distribution(s), (y) the Borrower has paid all accrued interest in cash from the Effective Date through the Interest Payment Date immediately preceding such Distribution or, if Borrower has been paying interest with PIK Interest (in whole or in part with respect to any interest payments due since the Effective Date), Borrower shall have paid to Noteholder in cash all of such outstanding PIK Interest capitalized from the Effective Date through the date of such Distribution prior to making any such Distribution and (z) the Borrower shall have delivered to Noteholder prior or substantially concurrent written notice (which may be delivered via email) of its intent to make such Distribution, the amount of such Distribution and the date of such Distribution.

(f) Affiliate Transactions. Enter into any agreement or transaction with any of its Affiliates other than (i) transactions upon fair and reasonable terms not materially less favorable than it would reasonably expect to obtain or become entitled to in an arm’s-length transaction with a Person that was not its Affiliate or (ii) the ProFrac Agreements and the transaction contemplated thereunder.

(g) Mergers, Dissolution. Liquidate, wind up, dissolve, suspend operations (or suffer any liquidation or dissolution) or merge or consolidate with or into any other Person.

(h) Business Conducted. Engage at any time in any line of business other than the lines of business of the same general type currently conducted by it and any businesses incidental to, reasonably related or ancillary thereto, and the lines of business of the general type conducted as of the Effective Date and any businesses incidental to, reasonably related or ancillary thereto.

(i) Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Noteholder with respect to the Obligations or under the Note Documents, other than the ABL Loan Agreement.

(j) Fiscal Year; Accounting. (i) Change its fiscal year end date from December 31 or method for determining fiscal quarters of the Borrower or (ii) make any significant change in accounting treatment or reporting practices, except as required by GAAP.

(k) Additional Restricted Payments. Borrower shall not make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Stock, or any options, warrants or other rights to purchase such Stock or such Debt, whether now or hereafter outstanding.

9. Noteholder Representations.

(a) This Note is being acquired for Noteholder’s own account, and not for the account of any other Person, and not with a view to, or for sale in connection with, any distribution or resale to others within the meaning of Section 2(11) under the Act.

(b) The Noteholder acknowledges that (i) this Note has not been registered under the Act nor qualified under any applicable state securities or blue sky laws and, as such, may not be offered, sold or otherwise transferred unless they are registered under the Act and applicable state securities or blue sky laws or an applicable exemption from such registration is available (and solely to the extent permitted hereunder) and (ii) no federal or state agency has made any finding or determination as to the fairness of this offering for investment, nor any recommendation or endorsement of this Note.

(c) Noteholder has such knowledge and experience in financial and business matters that Noteholder is capable of evaluating the merits and risks of investment in the Borrower and of making an informed investment decision. Noteholder, or such Noteholder’s professional advisor, has the capacity to protect such Noteholder’s concerns in connection with the investment in this Note, and the Noteholder is able to bear the economic risk, including the complete loss, of an investment in this Note.

(d) Noteholder is an “Accredited Investor” as such term is defined under Rule 501(a) of Regulation D promulgated under the Act. Noteholder agrees to furnish such documents and to comply with such reasonable requests of the Borrower as may be necessary to substantiate such Noteholder’s status as a qualifying investor in connection with the issuance of this Note to the Noteholder. Noteholder represents and warrants that all information contained in such documents and any other written materials concerning the status of the Noteholder will be true, complete and correct in all material respects.

10. Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder (each an “Event of Default”):

10.1 Failure to Pay.

(a) Borrower fails to pay (i) any principal amount of the Loan when due (whether at the due date thereof or at a date fixed for a mandatory prepayment thereof, by acceleration or otherwise) or (ii) interest, any fee or other amount payable by Borrower hereunder or under the other Note Documents when due and such failure under this clause (ii) continues unremedied for three (3) Business Days after the due date therefor, whether upon demand or otherwise.

(b) Any other Note Party fails to pay any part of the Obligation when and as required to be paid under the Note Documents.

10.2 Breach of Representations and Warranties. Any representation or warranty made by Borrower or any other Note Party to the Noteholder herein or in any other Note Document to which any such Note Party is a party is incorrect in any material respect on the date as of which such representation or warranty was made.

10.3 Breach of Covenants.

(a) Borrower fails to observe any covenant, obligation, condition or agreement contained in Section 8.1(a)(i), 8.1(b)(i), 8(g) or 8.2 of this Note.

(b) Any Note Party fails to observe or perform any other covenant, obligation, condition, or agreement contained in this Note or in any other Note Document to which it is a party, other than those specified in Sections 10.1, 10.2 and/or 10.3(a) hereof, and such failure continues unremedied for thirty (30) days after the earlier of the Borrower or any other Note Party obtaining knowledge of such breach and written notice from Noteholder to the Borrower of the same.

10.4 Cross-Default.

(a) Any Note Party fails to pay when due the principal amount of any Material Debt (other than Debt arising under this Note) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or

(b) Any event or condition occurs under any agreement or instrument relating to any Material Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Debt. Material Adverse Effect. If there occurs any circumstance or circumstances that has had or would reasonably be expected to have a Material Adverse Effect.

10.5 Intercreditor and Subordination Agreement. The Intercreditor and Subordination Agreement shall cease, for any reason, to be in full force and effect (other than in accordance with its terms).

10.6 Judgment. If any judgment or order for the payment of money in excess of $2,500,000 shall be rendered against any Note Party, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 60 consecutive days during which such judgment remains unpaid and a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

10.7 Bankruptcy.

(a) Any Note Party commences any Insolvency Proceeding or other case, proceeding, or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or such Note Party makes a general assignment for the benefit of its creditors;

(b) There is commenced against any Note Party any case, proceeding, or other action of a nature referred to in Section 10.8(a) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of sixty (60) days;

(c) There is commenced against any Note Party any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(d) Any Note Party takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 10.8(a), Section 10.8(b), or Section 10.8(c) above; or

(e) Any Note Party admits in writing its inability to pay its debts as they become due.

10.8 Validity and Enforcement of Note Documents. The Note, Security Agreement or any other Note Document at any time after its execution and delivery (a) ceases to be in effect in any material respect or is declared by a Governmental Authority to be null and void, (b) its validity or enforceability is contested by a Note Party or a Note Party denies that it has any further liability or obligations under such Note Document or (c) the Lien in the Collateral securing the Obligations is no longer perfected other than as permitted under the Note Documents.

11. Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may, at its option, by written notice to the Borrower (a) declare the entire principal amount of the Loan, together with all accrued interest thereon, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under the Note Documents or applicable Law; provided, however, that if an Event of Default described in Section 10.8 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.

12. Miscellaneous.

12.1 Notices.

(a) All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Noteholder:

ProFrac Holdings II, LLC

333 Shops Boulevard, Suite 301

Willow Park, Texas 76087

Attention: Matt Wilks; Chief Financial Officer; Director of Finance;

Director of Treasury; Principal Accounting Officer

Email: [***]

Facsimile No.: [***]

With a copy to (which shall not constitute notice):

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

Attention: Andreas P. Andromalos, Esq.; James E. Bedar, Esq.

Email: [***]

(ii)	If to the Borrower:

PWRTEK, LLC

c/o Flotek Industries, Inc.

5775 N. Sam Houston Parkway W.

Suite 400

Houston, TX 77086

Attention: Legal Department

Email: [***]

With a copy to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street, NE

Suite 1600

Atlanta, GA 30309

Attention: Keith M. Townsend; Heath C. Trisdale

E-mail: [***]

Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day); and (iii) sent by email shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email, or other written acknowledgment).

12.2 Expenses. Each of the Borrower and Noteholder shall be responsible for its own costs, expenses, and fees (including all expenses and fees of its external counsel) in any way related to the Note and the other Note Documents on or prior to and after the Effective Date; provided that, notwithstanding anything herein to the contrary, Borrower will pay to Noteholder (x) all costs, expenses, and fees (including all expenses and fees of external counsel) incurred by Noteholder in connection with the enforcement of any of the provisions of this Note or any other Note Document or incidental to the enforcement of any of the Obligations, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement of any of the Collateral or receipt of the proceeds thereof, and for the care of the Collateral (while an Event of Default is continuing) and default or asserting the rights and claims of the Noteholder in respect thereof, by litigation or otherwise and (y) all costs, expenses and fees (including, without limitation, all expenses and fees of external counsel and filing fees) incurred by Noteholder in connection with the negotiation, documentation or execution of any amendment, supplement and/or modification to any Note Document (whether or not any such amendment, supplement and/or modification actual closes or is consummated) and/or any consent, in each case requested by Borrower under any Note Document; and all such fees and expenses shall be Obligations within the terms of this Agreement.

12.3 Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note and the transactions contemplated hereby and thereby shall be governed by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

12.4 Submission to Jurisdiction.

(a) THE PARTIES HERETO FURTHER AGREE THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE OR ANY DOCUMENT RELATING HERETO MAY BE BROUGHT ONLY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN) AND ANY APPELLATE COURT FROM ANY THEREOF (collectively, “New York Courts”). Each Party hereto agrees to commence any such action in such New York Courts. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any action in New York with respect to any matters to which it has submitted to jurisdiction in this Section 12.4(a). Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Note or the transactions contemplated hereby in such New York Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.

(b) Nothing in this Section 12.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

12.5 Reserved.

12.6 INTEGRATION. THIS NOTE AND THE OTHER NOTE DOCUMENTS TO WHICH THE BORROWER IS A PARTY CONSTITUTE THE ENTIRE CONTRACT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDES ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF.

12.7 Successors and Assigns. This Note shall not be assigned or transferred by the Noteholder to any Person without the prior written consent of the Borrower. The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

12.8 Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.

12.9 PATRIOT Act. The Noteholder hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Noteholder to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to the Noteholder.

12.10 Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

12.11 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

12.12 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

12.13 Effectiveness. This Note shall be issued and become effective upon (i) being fully executed and delivered to all parties hereto on the Effective Date and (ii) the Noteholder receiving the following, in each case, in form and substance reasonably acceptable by Noteholder:

(a) an executed copy of the Security Agreement and each other Note Document to be executed in connection herewith;

(b) a certificate executed by the Borrower as of the Effective Date stating that (i) immediately after giving effect to this Note, the other Note Documents and all of the transactions contemplated herein or therein or in connection therewith, (A) no Default or Event of Default exists, (B) the Note Parties on a consolidated basis are Solvent and (C) all of the representations and warranties contained herein and in the other Note Documents are true, correct and complete;

(c) evidence of the insurance coverage required under the Note Documents;

(d) a certificate of an authorized officer of the Borrower and Guarantor, as applicable certifying as to (i) the organizational documents of the Borrower and Guarantor; (ii) copies of resolutions of the governing body of the Borrower approving the transactions contemplated by this Note and the other Note Documents to which it is a party and authorizing certain officers of Borrower to negotiate, execute, and deliver such Note Documents, as applicable, certified by a secretary, assistant secretary, or other officer of Borrower to be true and correct and in full force and effect as of the Effective Date; (iii) an incumbency certificate of the Borrower and Guarantor certified by a secretary, assistant secretary or other officer of the Borrower and Guarantor to be true and correct as of the Effective Date; and (iv) copies of certificates of good standing, existence, or their equivalent with respect to the Borrower and Guarantor, certified as of a recent date by the appropriate Governmental Authority of the state of its organization;

(e) UCC-1 financing statements naming the Borrower, as debtor, and including a description of the Collateral acceptable to the Noteholder;

(f) ABL Loan Agreement consent; and

(g) a written opinion of counsel covering such matters as are typical for a financing of this size, addressed to Noteholder.

12.14 Post-Closing Covenant. No later than forty-five (45) days following the Effective Date (or such later date as may be agreed by Noteholder in writing, which may be via email), the Borrower shall comply with Section 5(e) of the Security Agreement with respect to Titled Goods constituting Collateral owned by the Borrower as of the Effective Date.

12.15 Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301 to 309).

12.16 Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first written above.

BORROWER:

PWRTEK, LLC,
a Texas limited liability company

By
Name:
Title:

[Signature Page to Titan Note]

By its acceptance of this Note, the Noteholder acknowledges and agrees to be bound by the provisions hereof, as applicable and shall be entitled to enforce the provisions hereof.

PROFRAC GDM, LLC, a Texas limited liability company

By
Name:
Title:

[Signature Page to Titan Note]

EXHIBIT A

Payments on the Loan

Date of Loan	Amount of Loan	Amount of Principal Paid/Prepaid/Reduced (by setoff or otherwise)	Unpaid Principal Amount of the Loan	Name of Person Making the Notation

Exhibit A

SCHEDULE 1

Acquired Assets

Acquired Assets:

Principal Assets:

•  14 ESD trailers

•  8 NGD trailers

•  All inventory listed in Section 6.1 of the virtual data room (“VDR”)

•  The other assets listed in Section 6.2 of the VDR

Under Construction Assets:

•  1 ESD trailer

•  7 NGD trailers

All patents, patent rights, trademarks, software, databases, domain names and such other intellectual property required for the construction, operation and maintenance of the assets described above .

Certain third-party agreements and other contracts related to the assets described above, subject to obtaining any necessary consents, to be mutually agreed.

Exhibit A